Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS

•	Campbell Reaffirms Fiscal 2019 Guidance

•	Net Sales Increased 25 Percent Reflecting Impact of Recently Completed Acquisitions; Organic Sales Decreased 3 Percent

•	Earnings Per Share (EPS) of $0.64; Adjusted EPS of $0.79

CAMDEN, N.J., Nov. 20, 2018—Campbell Soup Company (NYSE:CPB) today reported its first-quarter results for fiscal 2019.

	Three Months Ended
($ in millions, except per share)
	Oct. 28, 2018	Oct. 29, 2017	% Change
Net Sales
As Reported (GAAP)	$2,694	$2,161	25%
Organic			(3)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$350	$412	(15)%
Adjusted	$410	$417	(2)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.64	$0.91	(30)%
Adjusted	$0.79	$0.92	(14)%
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.
CEO Comments
Keith McLoughlin, Campbell’s interim President and CEO stated, “We are on track with our plans and are encouraged by the progress we are making against the significant actions we announced on August 30th to simplify, focus and optimize our portfolio. Through considerable cross-functional efforts in October, we were able to overcome the supply chain challenges that we faced early in the quarter and deliver results that enabled us to reaffirm our fiscal 2019 guidance.

“As we focus Campbell on our Snacks and Meals and Beverages businesses in our core North American market, we are driving increased operating discipline across the company. During the quarter we started to see improved trends in U.S. soup, a return to sales growth in our V8 business, and continued solid performance in Campbell Snacks. Additionally, we are delivering targeted cost savings and synergies, as well as driving higher cash flow through improvements in working capital. In line with the key priorities of our strategic review, we also launched the processes to divest Campbell International and Campbell Fresh, both of which have garnered strong interest from a range of potential buyers.

“We continue to expect fiscal 2019 to be a transition year as we fully operationalize our plans to turn around Campbell. We remain focused on executing our strategic initiatives and confident that our go-forward plan will drive long-term organic growth and profitability that maximizes value for all shareholders.”

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	Oct. 28, 2018	Oct. 29, 2017
As Reported (GAAP)	$0.64	$0.91

Impairment charge related to U.S. refrigerated soup plant assets	$0.04	—

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.12	$0.04

Pension and postretirement benefit mark-to-market adjustments	—	($0.03)

Adjusted	$0.79*	$0.92
* Numbers do not add due to rounding.

First-Quarter Results
Sales increased 25 percent to $2.7 billion reflecting a 29-point benefit from the recent acquisitions of Snyder’s-Lance and Pacific Foods. Organic sales declined 3 percent driven primarily by higher promotional spending, including a 1-point negative impact from the adoption of new accounting guidance for revenue recognition, as well as lower volume. In the first quarter of fiscal 2019, Campbell adopted new accounting guidance for revenue recognition which impacts the timing of expense related to promotional programs. The impact from the adoption of this guidance is not expected to be material on an annual basis.

Gross margin decreased from 36.2 percent to 30.6 percent. Excluding items impacting comparability, adjusted gross margin decreased 4.9 percentage points to 31.6 percent, including a 190-basis-point negative impact from the recent acquisitions. The remaining decline in adjusted gross margin was driven primarily by cost inflation and higher supply chain costs, as well as higher promotional spending including the impact from the change in revenue recognition, offset partly by productivity improvements and the benefits from cost savings initiatives. The increase in supply chain costs was driven primarily by higher than expected distribution costs associated with the start-up of a new distribution facility in Findlay, Ohio, operated by a third-party logistics service provider.

Marketing and selling expenses increased 13 percent to $248 million reflecting a 28-point increase from the inclusion of the recent acquisitions. Excluding items impacting comparability in the current year and the impact of the recent acquisitions, adjusted marketing and selling expenses decreased driven primarily by lower advertising and consumer promotion expenses within Meals and Beverages. Administrative expenses increased 18 percent to $176 million reflecting a 15-point increase from the inclusion of the recent acquisitions. Excluding items impacting comparability and the impact of the recent acquisitions, adjusted administrative expenses increased slightly, reflecting costs associated with the proxy contest in the current year.

Other expenses were $4 million in the current quarter as compared to other income of $29 million in the prior-year quarter. Excluding items impacting comparability in the prior year, other expenses increased driven primarily by amortization of intangible assets associated with recent acquisitions.

As reported EBIT decreased 15 percent to $350 million. Excluding items impacting comparability, adjusted EBIT of $410 million decreased 2 percent inclusive of a negative 4-point impact from the change in revenue recognition. The remaining change in adjusted EBIT reflects incremental earnings from recent acquisitions, offset partly by declines in the base business.

Net interest expense was $93 million compared to $30 million in the prior year reflecting higher levels of debt associated with the recent acquisitions and higher average interest rates on the debt portfolio. The tax rate was 24.5 percent as compared to 28.0 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 3.9 percentage points to 24.3 percent due primarily to the lower U.S. federal tax rate, offset partly by the favorable settlement of certain U.S. state tax matters in the prior-year quarter.

The company reported EPS of $0.64. Excluding items impacting comparability, adjusted EPS decreased 14 percent to $0.79 per share reflecting adjusted EBIT declines on the base business, inclusive of a negative $0.04 per share impact from the change in revenue recognition, offset partly by a lower adjusted tax rate. In aggregate, the acquisitions of Snyder’s-Lance and Pacific Foods were neutral to adjusted EPS in the quarter.

Cash flow from operations increased to $231 million from $188 million a year ago primarily due to lower working capital requirements and lower payments on hedging activities, offset partly by lower cash earnings. In line with the company’s commitment to returning value to shareholders, during the first quarter of fiscal 2019, the company paid $107 million of cash dividends, or the equivalent of $0.35 per share, to common stock shareholders.

Campbell Reaffirms Fiscal 2019 Guidance
Following first-quarter results, Campbell continues to expect full-year performance to be consistent with guidance provided on Aug. 30, 2018. As previously announced, given the strategy to pursue divestitures, the company has provided an outlook for fiscal 2019 based on the company’s existing portfolio of businesses, as well as on a pro forma basis assuming the planned divestitures are completed as of the beginning of fiscal 2019. This fiscal 2019 guidance and pro forma, as shown in the table below, include the impact of the Snyder’s-Lance and Pacific Foods acquisitions and assumes the impact from currency translation will be nominal.

($ in millions, except per share)	2018 Results	2019 Guidance Pre-Divestitures	2019 Pro Forma Assuming Divestitures

Net Sales	$8,685	$9,975 to $10,100	$7,925 to $8,050

Incremental Net Sales from Snyder’s-Lance and Pacific Foods		$1,500 to $1,550	$1,500 to $1,550

Adjusted EBIT	$1,408*	$1,370 to $1,410	$1,230 to $1,270

Adjusted EPS	$2.87*	$2.45 to $2.53	$2.40 to $2.50
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.

Note: A non-GAAP reconciliation is not provided for 2019 guidance or 2019 pro forma since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing business results. The pro forma scenario is provided for illustrative purposes to provide approximate impact of potential divestitures as if they occurred at the beginning of fiscal 2019 and is based on the use of estimated sales proceeds.

Cost Savings Program
In the first quarter of fiscal 2019, Campbell achieved $45 million in savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies, bringing total program-to-date savings to $500 million. As previously announced, the company expects to deliver cumulative annualized savings of $945 million by the end of fiscal 2022.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Oct. 28, 2018
($ in millions)
	Meals and Beverages*	Global Biscuits and Snacks*	Campbell Fresh	Total
Net Sales, as Reported	$1,244	$1,218	$232	$2,694

Volume and Mix	(2)%	(1)%	(1)%	(1)%
Price and Sales Allowances	—%	1%	—%	—%
Promotional Spending	(3)%	(1)%	—%	(2)%
Organic Net Sales	(5)%	(1)%	(1)%	(3)%
Currency	—%	(2)%	—%	(1)%
Acquisitions	6%	81%	—%	29%
% Change vs. Prior Year	—%	77%	(1)%	25%

Segment Operating Earnings	$294	$154	($3)
% Change vs. Prior Year	(11)%	32%	n/m
n/m — not meaningful
* Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals and Beverages
Sales of $1.2 billion were comparable to the prior year. Organic sales decreased 5 percent driven primarily by declines in U.S. soup, Prego pasta sauces and Canada, offset partly by gains in beverages. Excluding the benefit from the acquisition of Pacific Foods and the impact from the change in revenue recognition, sales of U.S. soup decreased 6 percent driven by declines in ready-to-serve soups and condensed soups, offset partly by gains in broth. The sales decline in U.S. soup was driven primarily by continued competitive pressure across the market and increased promotional spending.

Segment operating earnings decreased 11 percent to $294 million. The decrease was driven primarily by a lower gross margin percentage offset partly by lower advertising expenses. The lower gross margin performance reflects the impact of higher levels of cost inflation, increased promotional spending including the change in revenue recognition, and higher distribution costs associated with the start-up of a new distribution facility in Findlay, Ohio, operated by a third-party logistics service provider.

Global Biscuits and Snacks
Sales in the quarter increased 77 percent to $1.2 billion. Excluding the benefit from the acquisition of Snyder’s-Lance and the negative impact of currency translation, organic sales decreased 1 percent driven primarily by declines in Kelsen cookies in the U.S. Sales of Goldfish crackers increased slightly. As expected, sales of Goldfish crackers were negatively impacted by the voluntary product recall in July 2018.

Segment operating earnings increased 32 percent to $154 million, reflecting a 45-point benefit from the acquisition of Snyder’s-Lance. Excluding the impact of the acquisition, segment operating earnings declined due primarily to a lower gross margin percentage reflecting higher levels of cost inflation.

Campbell Fresh
Sales in the quarter decreased 1 percent to $232 million driven by declines in refrigerated soup, as well as declines in Garden Fresh Gourmet and Bolthouse Farms refrigerated beverages, offset partly by gains in carrots.

Segment operating loss was $3 million compared to a loss of $6 million in the prior year. The $3 million year-over-year improvement reflects improved operational efficiency on beverages offset partly by the decline in refrigerated soup volume.

Corporate
Corporate in the first quarter of fiscal 2019 included charges related to cost savings initiatives of $27 million and a non-cash impairment charge of $14 million related to U.S. refrigerated soup plant assets. Corporate in the first quarter of fiscal 2018 included pension and postretirement mark-to-market gains of $14 million and charges related to cost savings initiatives of $17 million.

The remaining increase in expenses primarily reflects lower pension and postretirement benefit income as well as costs associated with the proxy contest in the current year.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 10:00 a.m. Eastern Time. To join, dial +1 (409) 350-3941. The access code is 9379198. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at
investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Dec. 4, 2018, at +1 (404) 537-3406. The access code for the replay is 9379198.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals and Beverages includes the retail and food service businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific broth, soups, non-dairy beverages and other simple meals; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and, Campbell’s tomato juice. Beginning in fiscal 2019, the segment also includes the simple meals and shelf-stable beverages business in Latin America. Prior to fiscal 2019, the business in Latin America was managed as part of the Global Biscuits and Snacks segment. Prior-period segment results have been adjusted retrospectively to reflect this change.

Global Biscuits and Snacks includes the U.S. snacks portfolio consisting of Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail, and Snyder’s-Lance pretzels, sandwich crackers, potato chips, tortilla chips and other snacking products. The segment also includes Arnott’s biscuits in Australia and Asia Pacific, Kelsen cookies globally, and the simple meals and shelf-stable beverages business in Australia and Asia Pacific.

Campbell Fresh includes Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and, the U.S. refrigerated soup business.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains "forward-looking statements" that reflect the company's current expectations about the impact of its future plans and performance on the company's business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company's ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review; (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder's-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company's indebtedness and ability to pay such indebtedness; (7) disruptions to the company's supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company's ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company's efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company's products and favorable perception of the company’s brands; (12) changing inventory management practices by certain of the company's key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company's key customers maintain significance to the company's business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management's attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company's businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company's ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company's defined benefit pension plans; (22) a material failure in or breach of the company's information technology systems; (23) the company's ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 28, 2018	October 29, 2017
Net sales	$2,694	$2,161
Costs and expenses
Cost of products sold	1,870	1,378
Marketing and selling expenses	248	219
Administrative expenses	176	149
Research and development expenses	27	30
Other expenses / (income)	4	(29)
Restructuring charges	19	2
Total costs and expenses	2,344	1,749
Earnings before interest and taxes	350	412
Interest, net	93	30
Earnings before taxes	257	382
Taxes on earnings	63	107
Net earnings	194	275
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$194	$275
Per share - basic
Net earnings attributable to Campbell Soup Company	$.64	$.91
Dividends	$.35	$.35
Weighted average shares outstanding - basic	301	301
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.64	$.91
Weighted average shares outstanding - assuming dilution	302	302

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 28, 2018	October 29, 2017	Percent Change
Sales
Contributions:
Meals and Beverages	$1,244	$1,239	—%
Global Biscuits and Snacks	1,218	688	77%
Campbell Fresh	232	234	(1)%
Total sales	$2,694	$2,161	25%
Earnings
Contributions:
Meals and Beverages	$294	$331	(11)%
Global Biscuits and Snacks	154	117	32%
Campbell Fresh	(3)	(6)	n/m
Total operating earnings	445	442	1%
Corporate	(76)	(28)
Restructuring charges	(19)	(2)
Earnings before interest and taxes	350	412	(15)%
Interest, net	93	30
Taxes on earnings	63	107
Net earnings	194	275	(29)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$194	$275	(29)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.64	$.91	(30)%
n/m - not meaningful

Beginning in fiscal 2019, the business in Latin America is managed as part of the Meals and Beverages segment. In fiscal 2018, the business in Latin America was managed as part of the Global Biscuits and Snacks segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 28, 2018	October 29, 2017
Current assets	$2,521	$1,996
Plant assets, net	3,162	2,417
Intangible assets, net	8,680	3,198
Other assets	224	135
Total assets	$14,587	$7,746
Current liabilities	$3,662	$2,583
Long-term debt	8,001	2,269
Other liabilities	1,509	1,205
Total equity	1,415	1,689
Total liabilities and equity	$14,587	$7,746
Total debt	$9,846	$3,461
Cash and cash equivalents	$205	$163

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 28, 2018	October 29, 2017
Cash flows from operating activities:
Net earnings	$194	$275
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	14	—
Restructuring charges	19	2
Stock-based compensation	14	14
Pension and postretirement benefit income	(15)	(16)
Depreciation and amortization	122	82
Deferred income taxes	17	41
Other, net	12	6
Changes in working capital
Accounts receivable	(223)	(167)
Inventories	(33)	(105)
Prepaid assets	(10)	16
Accounts payable and accrued liabilities	130	84
Net receipts from (payments of) hedging activities	1	(33)
Other	(11)	(11)
Net cash provided by operating activities	231	188
Cash flows from investing activities:
Purchases of plant assets	(111)	(58)
Purchases of route businesses	(20)	—
Sales of route businesses	21	—
Other, net	10	(5)
Net cash used in investing activities	(100)	(63)
Cash flows from financing activities:
Short-term borrowings	1,710	2,056
Short-term repayments	(1,745)	(2,116)
Dividends paid	(107)	(111)
Treasury stock purchases	—	(86)
Payments related to tax withholding for stock-based compensation	(5)	(22)
Payments of debt issuance costs	(1)	—
Net cash used in financing activities	(148)	(279)
Effect of exchange rate changes on cash	(4)	(2)
Net change in cash and cash equivalents	(21)	(156)
Cash and cash equivalents — beginning of period	226	319
Cash and cash equivalents — end of period	$205	$163

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 28, 2018
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency and acquisitions. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 28, 2018				October 29, 2017	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals and Beverages	$1,244	$5	$(69)	$1,180	$1,239	—%	(5)%
Global Biscuits and Snacks	1,218	17	(554)	681	688	77%	(1)%
Campbell Fresh	232	—	—	232	234	(1)%	(1)%
Total Net Sales	$2,694	$22	$(623)	$2,093	$2,161	25%	(3)%
Items Impacting Earnings
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:

(1)
In fiscal 2015, the company implemented initiatives to reduce costs and to streamline its organizational structure. In fiscal 2017, the company expanded these cost savings initiatives by further optimizing its supply chain network, primarily in North America, continuing to evolve its operating model to drive efficiencies, and more fully integrating its recent acquisitions. In January 2018, as part of the expanded initiatives, the company authorized additional costs to improve the operational efficiency of its thermal supply chain network in North America by closing its manufacturing facility in Toronto, Ontario, and to optimize its information technology infrastructure by migrating certain applications to the latest cloud technology platform. In August 2018, the company announced that it will continue to streamline its organization, expand its zero-based budgeting efforts and optimize its manufacturing network. Beginning in fiscal 2019, the company included costs associated with the Snyder's-Lance cost transformation program and integration with these initiatives.

In the first quarter of fiscal 2019, the company recorded Restructuring charges of $19 million and implementation costs and other related costs of $13 million in Administrative expenses, $12 million in Cost of products sold, and $2 million in Marketing and selling expenses (aggregate impact of $35 million after tax, or $.12 per share) related to these initiatives. In the first quarter of fiscal 2018, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $12 million in Administrative expenses and $5 million in Cost of products sold (aggregate impact of $12 million after tax, or $.04 per share) related to these initiatives. For the year ended July 29, 2018, the company recorded Restructuring charges of $49 million and implementation costs and other related costs of $88 million in Administrative expenses, $45 million in Cost of products sold, and $3 million in Marketing and selling expenses (aggregate impact of $136 million after tax, or $.45 per share) related to these initiatives.

(2)
In the first quarter of fiscal 2019, the company recorded a non-cash impairment charge of $14 million in Cost of products sold ($11 million after tax, or $.04 per share) on its U.S. refrigerated soup plant assets.

(3)
In the first quarter of fiscal 2018, the company incurred gains of $14 million in Other expenses / (income) ($9 million after tax, or $.03 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. For the year ended July 29, 2018, the company incurred gains of $136 million in Other expenses / (income) ($103 million after tax, or $.34 per share) associated with mark-to-market and curtailment adjustments for defined benefit pension and postretirement plans.

(4)
In the second quarter of fiscal 2018, the company announced its intent to acquire Snyder's-Lance, Inc. and on March 26, 2018, the acquisition closed. For the year ended July 29, 2018, the company incurred transaction costs of $53 million recorded in Other expenses / (income), $42 million in Cost of products sold associated with an acquisition fair value adjustment for inventory, and recorded a gain in Interest expense of $18 million on treasury rate lock contracts used to hedge the planned financing of the acquisition. The company also incurred integration costs in association with its cost savings initiatives, of which $13 million was recorded in Restructuring charges and $12 million in Administrative expenses. The aggregate impact was $102 million, $73 million after tax, or $.24 per share.

(5)
In fiscal 2018, the company reflected the impact on taxes of the enactment of the Tax Cuts and Jobs Act that was signed into law in December 2017. For the year ended July 29, 2018, the company recorded a tax benefit of $179 million due to the remeasurement of deferred tax assets and liabilities, and a tax charge of $53 million related to the transition tax on unremitted foreign earnings. The net impact was a tax benefit of $126 million ($.42 per share).

(6)
In the fourth quarter of fiscal 2018, the company performed an impairment assessment on the Plum trademark. In fiscal 2018, sales and operating performance were well below expectations due in part to competitive pressure and reduced margins. In the fourth quarter of fiscal 2018, as part of a strategic review initiated by a new leadership team and based on recent performance, the company lowered its long-term outlook for future sales. The company recorded a non-cash impairment charge of $54 million ($41 million after tax, or $.14 per share) in Other expenses / (income).

In the third quarter of fiscal 2018, the company performed interim impairment assessments within Campbell Fresh on the deli reporting unit, which includes Garden Fresh Gourmet and the U.S. refrigerated soup business, and the Bolthouse Farms refrigerated beverages and salad dressings reporting unit. Within the deli unit, the company revised its long-term outlook due to the anticipated loss of refrigerated soup business with certain private label customers, as well as the recent performance of the business. In addition, the operating performance of the Bolthouse Farms refrigerated beverages and salad dressing reporting unit was below expectations. The company revised its long-term outlook for future earnings and cash flows for each of these reporting units. The company recorded a non-cash impairment charge of $11 million on the tangible assets and $94 million on the intangible assets ($80 million after tax, or $.27 per share) of the deli reporting unit, and a non-cash impairment charge of $514 million ($417 million after tax, or $1.39 per share) related to the intangible assets of the Bolthouse Farms refrigerated beverages and salad dressings reporting unit. The aggregate impact of the impairment charges was $619 million, of which $11 million was recorded in Cost of products sold and $608 million in Other expenses / (income), ($497 million after tax, or $1.65 per share).
In the second quarter of fiscal 2018, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit as operating performance was below expectations. The company revised its outlook for future earnings and cash flows and recorded a non-cash impairment charge of $75 million in Other expenses / (income) ($74 million after tax, or $.25 per share).
For the year ended July 29, 2018, the total non-cash impairment charges recorded were $748 million, of which $11 million was recorded in Cost of products sold and $737 million in Other expenses / (income), ($612 million after tax, or $2.03 per share).

(7)	For the year ended July 29, 2018, the company recorded a loss of $22 million in Other expenses / (income) ($15 million after tax, or $.05 per share) from a settlement of a legal claim.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 28, 2018			October 29, 2017
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$824	$26	$850	$783	$5	$788	8%
Gross margin percentage	30.6%		31.6%	36.2%		36.5%
Marketing and selling expenses	$248	$(2)	$246	$219	$—	$219
Administrative expenses	$176	$(13)	$163	$149	$(12)	$137
Other expenses / (income)	$4	$—	$4	$(29)	$14	$(15)
Restructuring charges	$19	$(19)	$—	$2	$(2)	$—
Earnings before interest and taxes	$350	$60	$410	$412	$5	$417	(2)%
Interest, net	93	—	93	30	—	30
Earnings before taxes	$257	$60	$317	$382	$5	$387
Taxes	63	14	77	107	2	109
Effective income tax rate	24.5%		24.3%	28.0%		28.2%
Net earnings attributable to Campbell Soup Company	$194	$46	$240	$275	$3	$278	(14)%
Diluted net earnings per share attributable to Campbell Soup Company	$.64	$.15	$.79	$.91	$.01	$.92	(14)%
(a)See following table for additional information.

	Three Months Ended
	October 28, 2018			October 29, 2017
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Impairment charge (2)	Adjustments	Restructuring charges, implementation costs and other related costs (1)	Mark-to-market (3)	Adjustments
Gross margin	$12	$14	$26	$5	$—	$5
Marketing and selling expenses	(2)	—	(2)	—	—	—
Administrative expenses	(13)	—	(13)	(12)	—	(12)
Other expenses / (income)	—	—	—	—	14	14
Restructuring charges	(19)	—	(19)	(2)	—	(2)
Earnings before interest and taxes	$46	$14	$60	$19	$(14)	$5
Interest, net	—	—	—	—	—	—
Earnings before taxes	$46	$14	$60	$19	$(14)	$5
Taxes	11	3	14	7	(5)	2
Net earnings attributable to Campbell Soup Company	$35	$11	$46	$12	$(9)	$3
Diluted net earnings per share attributable to Campbell Soup Company*	$.12	$.04	$.15	$.04	$(.03)	$.01
*The sum of individual per share amounts may not add due to rounding.

Year Ended
(millions, except per share amounts)	July 29, 2018
Gross margin	$2,816
Add: Restructuring charges, implementation costs and other related costs (1)	45
Add: Transaction and integration costs (4)	42
Add: Impairment charges (6)	11
Adjusted Gross margin	$2,914
Adjusted Gross margin percentage	33.6%
Earnings before interest and taxes, as reported	$469
Add: Restructuring charges, implementation costs and other related costs (1)	185
Deduct: Total pension and postretirement benefit mark-to-market and curtailment adjustments (3)	(136)
Add: Transaction and integration costs (4)	120
Add: Impairment charges (6)	748
Add: Claim settlement (7)	22
Adjusted Earnings before interest and taxes	$1,408
Interest, net, as reported	$197
Add: Transaction and integration costs (4)	18
Adjusted Interest, net	$215
Adjusted Earnings before taxes	$1,193
Taxes on earnings, as reported	$11
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	49
Deduct: Tax expense from total pension and postretirement benefit mark-to-market and curtailment adjustments (3)	(33)
Add: Tax benefit from transaction and integration costs (4)	29
Add: Tax benefit from tax reform (5)	126
Add: Tax benefit from impairment charges (6)	136
Add: Tax benefit from claim settlement (7)	7
Adjusted Taxes on earnings	$325
Adjusted effective income tax rate	27.2%
Net earnings attributable to Campbell Soup Company, as reported	$261
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	136
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market and curtailment adjustments (3)	(103)
Add: Net adjustment from transaction and integration costs (4)	73
Deduct: Net adjustment from tax reform (5)	(126)
Add: Net adjustment from impairment charges (6)	612
Add: Net adjustment from claim settlement (7)	15
Adjusted Net earnings attributable to Campbell Soup Company	$868
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.86
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.45
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market and curtailment adjustments (3)	(.34)
Add: Net adjustment from transaction and integration costs (4)	.24
Deduct: Net adjustment from tax reform (5)	(.42)
Add: Net adjustment from impairment charges (6)	2.03
Add: Net adjustment from claim settlement (7)	.05
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.87